As filed with the Securities and Exchange Commission on May 3, 2023

Registration No. 333-270732

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

B.K.S.S Real Estate Corp.

(Exact name of Registrant as specified in its charter)

South Carolina	6552	92-2430973
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1072 burntwood dr,

St Stephens ,

South Carolina 29479

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

B.K.S.S Real Estate Corp.

Brandon Mitchell

Chief Executive Officer

1072 burntwood dr

St Stephens

South Carolina 29479

(854) 213 7094

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 3, 2023

300,000 Shares

B.K.S.S. Real Estate Corp

Class A Common Stock

This prospectus relates to the registration of the sale of up to 300,000 shares of our Class A common stock by our stockholders identified in this prospectus (“Registered Stockholders”). Unlike an initial public offering (“IPO”), the resale by the Registered Stockholders is not being underwritten by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the New York Stock Exchange (the “NYSE”). See the section titled “Plan of Distribution.” If the Registered Stockholders choose to sell their shares of Class A common stock, we will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders.

We have two classes of common stock, Class A common stock and Class B common stock

Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 10 votes and is convertible at any time, at the option of the holder thereof, into one share of Class A common stock

No public market for our Class A common stock currently exists.

the listing of our Class A common stock on the NYSE without underwriters is a novel method for commencing public trading in shares of our Class A common stock, and consequently, the trading volume and price of shares of our Class A common stock may be more volatile than if shares of our Class A common stock were initially listed in connection with an underwritten IPO.

We intend to apply to list our Class A common stock on the NYSE under the symbol “BKSSR”

We expect our Class A common stock to begin trading on the NYSE on or about , 2023.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

See the section titled “Risk Factors” beginning on page 16 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2023.

Summary of business

B.K.S.S. Real Esatte Corp we are property developer land developer we will be building communities and redeveloping communities we want to help communities with struggling infrastructure and build cities that will be great to live in we will develop warehouse/ factories jobs we will develop malls we will develop low income homes to address shelter and homelessness we want to make sure everyone have some where to be and have a job to create a better environment we will branch out into agriculture and transportation as you know South Carolina is a big state with little transpiration that’s another issue we will address the traveling in the south is hard because it’s no transportation to get around we will work with the state to see how can we help with transportation for the state we will try to help in anyway to all that need help B.K.S.S. Real Estate Corp will build to be one of the biggest real estate land developers and property developers in the world

Letter from the Chief Executive Officer

Our company is a creative enterprise, filled with strong personalities who are immensely talented and care deeply about their work.

The culture of our company is more than a mere byproduct of the people we choose to hire. Our culture and means of organizing ourselves are preconditions for the creation of effective software.

We identify what needs to be done and organize ourselves around the outcomes that we hope to achieve. This requires that we stay flexible about who should be leading what and when.

At many organizations, employees spend their days, even their careers, posturing for others, concerned with claiming credit for success and avoiding blame for failure.

Entire companies can subsist for years on a business model that may have made sense at some point in the past. In the short term, there are often profits to be extracted from the enterprise, and from customers.

We have rejected this way of working. The alignment of interests between our employees and our company, and between our company and our customers, is one of the principal reasons we have come as far as we have.

We embrace the complexity that comes from working in areas where the stakes are often very high and the choices may be imperfect.

The more fundamental issue is where authority to resolve such questions — to decide how real estate may be used and by whom — should reside.

The question is whether we also want to outsource the adjudication of some of the most consequential moral and philosophical questions of our time.

Neither we nor any of the Registered Stockholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared. Neither we nor any of the Registered Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their Class A common stock only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the Class A common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Where You Can Find Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A common stock.

Through and including ______________, 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless the context otherwise requires, the terms “B.K.S.S. Real Estate Corp ,” “the company,” “we,” “us” and “our” in this prospectus refer to B.K.S.S. Real Estate Corp. and its consolidated subsidiaries.

Our Capital Structure

We have two classes of common stock, Class A common stock and Class B common stock

Each share of our Class A common stock is entitled to one vote and each share of our Class B common stock is entitled to 10 votes.

Risk summary

•	Our sales efforts involve considerable time and expense and our sales cycle is often long and unpredictable.

•	Our results of operations and our key business measures are likely to fluctuate significantly on a quarterly basis in future periods and may not fully reflect the underlying performance of our business, which makes our future results difficult to predict and could cause our results of operations to fall below expectations.

•	Seasonality may cause fluctuations in our results of operations and position.

•	If we are not able to maintain and enhance our brand and reputation, our relationships with our customers, partners, and employees may be harmed, and our business and results of operations may be adversely affected.

•	Our reputation and business may be harmed by news or social media coverage of B.K.S.S. Real Estate Corp.including but not limited to coverage that presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information.

•	If we fail to manage future growth effectively, our business could be harmed.

•	Our listing differs significantly from an underwritten initial public offering.

•	The public trading price of our Class A common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. These reduced reporting requirements include:

•	the ability to elect to delay compliance with new or revised accounting standards until they are made applicable to private companies

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting

•	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or shareholder approval of any golden parachute arrangements.

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We may take advantage of these provisions until we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue;

the date we qualify as a large accelerated filer, which would occur as of the last day of the fiscal year in which we have been subject to SEC reporting requirements for at least 12 months, we haven’t filed any Annual Report on Form 10-K, and we have at least $700 million of equity securities held by affiliates as of the end of the second quarter of that fiscal year the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of the listing of our Class A common stock on the NYSE. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors—Risks Related to Ownership of Our Class A Common Stock—We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Class A common stock less attractive to investors.”

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes, before making a decision to invest in our Class A common stock. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, the trading price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

we expect our operating expenses to increase, and we may not become profitable in the future.

As we continue to expand our business, industry verticals, and the breadth of our operations, upgrade our infrastructure, hire additional employees, expand into new markets, invest in research and development, invest in sales and marketing, including expanding our sales organization, lease more real estate to accommodate our anticipated future growth, and incur costs associated with general administration, including expenses related to being a public company, we expect that our costs of revenue and operating expenses will continue to increase. To the extent we are successful in increasing our customer base, we may also incur increased losses because the costs associated with acquiring and growing our customers via our Acquire, Expand, and Scale business model and with research and development are generally incurred upfront, while our revenue from customer contracts is generally recognized over the contract term. Furthermore, our sales model often requires us to spend months and invest significant resources working with customers on pilot deployments at no or low cost to them, which may not result in any future revenue. We may not be able to increase our revenue at a rate sufficient to offset increases in our costs of revenue and operating expenses in the near term or at all, which would prevent us from achieving or maintaining profitability in the future. Any failure by us to achieve, and then sustain or increase, profitability on a consistent basis could adversely affect our business, financial condition, and results of operations.

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Other factors that may cause fluctuations in our quarterly results of operations and financial position include, without limitation, those listed below:

•	The success of our sales and marketing efforts, including the success of our pilot deployments;

•	Our ability to increase our contribution margins and move our customers into the Expand or Scale phases;

•	The timing of expenses and revenue recognition

•	The timing and amount of payments received from our customer

•	The time and cost-intensive nature of our sales efforts and the length and variability of sales cycles;

•	The amount and timing of operating expenses related to the maintenance and expansion of our business and operations;

If we are unable to hire, retain, train, and motivate qualified personnel and senior management, and deploy our personnel and resources to meet customer demand around the world, our business could suffer.

Our ability to compete in the highly competitive technology industry depends upon our ability to attract, motivate, and retain qualified personnel. We are highly dependent on the continued contributions and customer relationships of our management and particularly on the services of our executive officer it’s a big part of a business and growth

At times, we have experienced, and we may continue to experience, difficulty in hiring and retaining personnel with appropriate qualifications, and we may not be able to fill positions in a timely manner or at all. Upon completion of our listing, potential candidates may not perceive our compensation package, including our equity awards, as favorably as personnel hired prior to our listing. In addition, our recruiting personnel, methodology, and approach may need to be altered to address a changing candidate pool and profile. We may not be able to identify or implement such changes in a timely manner. In addition, we may incur significant costs to attract and recruit skilled personnel, and we may lose new personnel to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. As we move into new geographies, we will need to attract and recruit skilled personnel in those geographic areas, but it may be challenging for us to compete with traditional local employers in these regions for talent. If we fail to attract new personnel or fail to retain and motivate our current personnel who are capable of meeting our growing technical, operational, and managerial requirements on a timely basis or at all, our business may be harmed.

In addition, certain personnel may be required to receive various security clearances and substantial training in order to work on certain customer engagements or to perform certain tasks. Necessary security clearances may be delayed or unsuccessful, which may negatively impact our ability to perform on our U.S. and non-U.S. government contracts in a timely manner or at all.

Our success depends on our ability to effectively source and staff people with the right mix of skills and experience to perform services for our customers, including our ability to transition personnel to new assignments on a timely basis. If we are unable to effectively utilize our personnel on a timely basis to fulfill the needs of our customers, our business could suffer. Further, if we are not able to utilize the talent we need because of increased regulation of immigration or work visas, including limitations placed on the number of visas granted, limitations on the type of work performed or location in which the work can be performed, and new or higher minimum salary requirements, it could be more difficult to staff our personnel on customer engagements and could increase our costs.

We face intense competition for qualified personnel, especially engineering personnel, in major U.S. markets, where a large portion of our personnel are based, as well as in other non-U.S. markets where we expect to expand our non-U.S. operations. We incur costs related to attracting, relocating, and retaining qualified personnel in these highly competitive markets, including leasing real estate in prime areas in these locations. Further, many of the companies with which we compete for qualified personnel have greater resources than we have. If the perceived value of our equity awards declines, or if the mix of equity and cash compensation that we offer is less attractive than that of our competitors, it may adversely affect our ability to recruit and retain highly skilled personnel. Additionally, laws and regulations, such as restrictive immigration laws, may limit our ability to recruit outside of the United States. We seek to retain and motivate existing personnel through our compensation practices, company culture, and career development opportunities. If we fail to attract new personnel or to retain our current personnel, our business and operations could be harmed.

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Volatility or lack of appreciation in the trading price of our Class A common stock may also affect our ability to attract and retain qualified personnel. Many of our senior personnel and other key personnel hold equity awards that will vest in connection with our listing or become exercisable, which could adversely affect our ability to retain these personnel. Personnel may be more likely to leave us if the shares they own or the shares underlying their vested options or RSUs have significantly appreciated in value relative to the original purchase price of the shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the trading price of our Class A common stock. In addition, many of our personnel may be able to receive significant proceeds from sales of our equity in the public markets in connection with or following our listing, which may reduce their motivation to continue to work for us. Any of these factors could harm our business, financial condition, and results of operations.

If we are unable to successfully build, expand, and deploy our marketing and sales organization in a timely manner, or at all, or to successfully hire, retain, train, and motivate our sales personnel, our growth and long-term success could be adversely impacted.

We have a limited direct sales force and our sales efforts have historically depended on the significant direct involvement of our senior management team. The successful execution of our strategy to increase our sales to existing customers, identify and engage new customers, and enter new U.S. and non-U.S. markets will depend, among other things, on our ability to successfully build and expand our sales organization and operations. Identifying, recruiting, training, and managing sales personnel requires significant time, expense, and attention, including from our senior management and other key personnel, which could adversely impact our business, financial condition, and results of operations in the short and long term.

In order to successfully scale our unique sales model, we must, and we intend to, increase the size of our direct sales force, both in the United States and outside of the United States, to generate additional revenue from new and existing customers. If we do not hire a sufficient number of qualified sales personnel, our future revenue growth and business could be adversely impacted. It may take a significant period of time before our sales personnel are fully trained and productive, particularly in light of our unique sales model, and there is no guarantee we will be successful in adequately training and effectively deploying our sales personnel. Furthermore, hiring personnel in new countries requires additional setup and upfront costs that we may not recover if those personnel fail to achieve full productivity in a timely manner. Our business would be adversely affected if our efforts to build, expand, train, and manage our sales organization are not successful. We periodically change and make adjustments to our sales organization in response to market opportunities, competitive threats, management changes, product introductions or enhancements, acquisitions, sales performance, increases in sales headcount, cost levels, and other internal and external considerations. Any future sales organization changes may result in a temporary reduction of productivity, which could negatively affect our rate of growth. In addition, any significant change to the way we structure the compensation of our sales organization may be disruptive and may affect our revenue growth. If we are unable to attract, hire, develop, retain, and motivate qualified sales personnel, if our new sales personnel are unable to achieve sufficient sales productivity levels in a reasonable period of time or at all, if our marketing programs are not effective or if we are unable to effectively build, expand, and manage our sales organization and operations, our sales and revenue may grow more slowly than expected or materially decline, and our business may be significantly harmed.

our ability to provide effective ongoing services, or to provide such services in a timely, efficient, or scalable manner, may depend in part on our customers’ environments and their upgrading to the latest versions of our platforms and participating in our centralized platform management and services.

In addition, our ability to provide effective services is largely dependent on our ability to attract, train, and retain qualified personnel with experience in supporting customers on platforms such as ours.

Our customers typically need training in the proper use of and the variety of benefits that can be derived from our platforms to maximize the potential of our platforms. If we do not effectively deploy, update, or upgrade our platforms, succeed in helping our customers quickly resolve post-deployment issues, and provide effective ongoing services, our ability to sell additional products and services to existing customers could be adversely affected, we may face negative publicity, and our reputation with potential customers could be damaged. Many enterprise and government customers require higher levels of services than smaller customers. If we fail to meet the requirements of the larger customers, it may be more difficult to execute on our strategy to increase our penetration with larger customers. As a result, our failure to maintain high quality services may have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

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If we are not able to maintain and enhance our brand and reputation, our relationships with our customers, partners, and employees may be harmed, and our business and results of operations may be adversely affected.

We believe that maintaining and enhancing our brand identity and reputation is important to our relationships with, and to our ability to attract and retain customers, partners, investors and employees. The successful promotion of our brand depends upon our ability to continue to offer high-quality real estate , our relationships with our customers, the community, and others, and our ability to successfully differentiate our platforms from those of our competitors.

Unfavorable media coverage may adversely affect our brand and reputation. We anticipate that as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. If we do not successfully maintain and enhance our brand identity and reputation, we may fail to attract and retain employees, customers, investors, or partners, grow our business, or sustain pricing power, all of which could adversely impact our business, financial condition, results of operations, and growth prospects. Additionally, despite our internal safeguards and efforts to the contrary, we cannot guarantee that our customers will not ultimately use our platforms for purposes inconsistent with our company values, and such uses may harm our brand and reputation.

Our reputation and business may be harmed by news or social media coverage of B.K.S.S. Real Estate Corp, including but not limited to coverage that presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information.

Publicly available information regarding B.K.S.S. Real Estate Corp has historically been limited, in part due to the sensitivity of our work with customers or contractual requirements limiting or preventing public disclosure of our work or relationships with customers. As our business has grown and as interest in B.K.S.S. Real Estate Corp and the real estate industry overall has increased, we have attracted, and may continue to attract, significant attention from news and social media outlets, including unfavorable coverage and coverage that is not directly attributable to statements authorized by our leadership, that incorrectly reports on statements made by our leadership or employees and the nature of our work, perpetuates unfounded speculation about company involvements, or that is otherwise misleading. If such news or social media coverage presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information regarding B.K.S.S. Real Estate Corp, such coverage could damage our reputation in the industry and with current and potential customers, employees, and investors, and our business, financial condition, results of operations, and growth prospects could be adversely affected. Due to the sensitive nature of our work and our confidentiality obligations, we may be unable to or limited in our ability to respond to such harmful coverage, which could have a negative impact on our business.

Related to Ownership of Our Class A Common Stock

We are offering shares of our Class A common stock. We have two classes of authorized common stock, Class A common stock, Class B common stock common stock. The rights of the holders of Class A common stock, Class B common Stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 20 votes per share. otherwise required by law. See the section titled Description of Capital Stock. Following this offering, we anticipate that our board of directors may vote to effect the automatic conversion of all outstanding shares of Class B common stock into an equivalent number of shares of Class A common stock. On the date of this prospectus, Brandon mitchell , our founder, Chairman and Chief Executive Officer, will hold all of the shares of our Class B common stock, representing approximately % of the voting power of our outstanding capital stock in the aggregate, which voting power may increase over time as Mr. Mitchell vests and settles in certain equity awards, including certain performance-based equity awards, outstanding at the time of the completion of this offering. All such equity awards held by Mr. Mitchell will Settle stock as of the date of the completion of this offering, Mr. Mitchell would hold approximately % of the voting power of our outstanding capital stock. As a result, Mr. Mitchell will be able to determine or significantly influence any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions. Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the public offering price per share will be between $ and $ . We intend to apply to list our Class A common stock on the New York Stock Exchange under the symbol (BKSSR). for additional information.

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THE OFFERING

Class A common stock offered shares Option to purchase additional shares of Class A common stock offered shares. Class A common stock to be outstanding 9,700,000 after this offering shares ( shares if the option to purchase additional shares is exercised in full). Class B common stock to be outstanding 9,700,000 after this offering shares. Total Class A common stock, Class B common Stock outstanding after this offering 9,700,000 Use of Proceeds We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $ millions Or $ Billions The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, and enable access to the public equity markets for us and our stockholders. We primarily intend to use the net proceeds that we receive from this offering for working capital and other general corporate purposes, which may include research and development, sales and marketing activities, general and administrative matters, and capital expenditures. We may also use a portion of the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement our business. However, we do not have binding agreements or commitments for any acquisitions or investments outside the ordinary course of business at this time. We will have broad discretion over the uses of net proceeds in this offering. See the section titled (Use of Proceeds) for additional information.

Voting Rights

Shares of our Class A common stock are entitled to one vote per share. Shares of our Class B common stock are entitled to 20 votes per share. otherwise required by law or our restated certificate of incorporation. Effective upon the date of this prospectus, Brandon Mitchell , our founder, Chairman and Chief Executive Officer, will hold approximately % of the voting power of our outstanding capital stock in the aggregate, which voting power may increase over time as certain equity awards held by our founder outstanding at the time of the completion of this offering vest and settle, including upon the achievement of certain public equity valuation milestones. If all such equity awards held by our founder has not yet been vested of the completion of this offering, our founder would hold approximately % of the voting power of our outstanding capital stock. See the sections titled Principal Stockholders and Description of Capital Stock for additional information. Risk Factors See the section titled Risk Factors and other information included in this prospectus for a discussion of some of the factors you should consider before deciding to purchase shares of our Class A common stock.

Proposed New York Stock Exchange Symbol (BKSSR)

The number of shares of our Class A common stock, 9,700,000 & Class B common stock after this offering is based upon shares of our Class B common stock outstanding 9,700,00 , as of February 19, 2023, 9,700,000 shares of our Class A common stock outstanding, Stock Exchange described below; and common stock outstanding held by our founder as of February 19, 2023 upon the effectiveness of the registration statement of which this prospectus. The number of shares of our Class A common stock and Class B common stock outstanding as of February 19, 2023 with a weighted-average exercise price of $15 per share, Except as otherwise indicated, all information in this prospectus assumes: the Capital Stock Conversions will occur prior to or upon the completion of this offering exercise by the underwriters of their option to purchase up to an additional shares of our Class A common stock from us in this offering.

Selling Security Holders

The selling security holder as in management is owner Brandon Mitchell And Kason Mitchell

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of Class A common stock in this initial public offering and the pro forma as adjusted net tangible book value per share of Class A common stock immediately after this offering. As of February 19, 2023, our pro forma net tangible book value was approximately $ million, or $ per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of February 19, 2023, after giving effect to (1) the Capital Stock Conversions and the Class C Stock Exchange, as if such conversions and exchange had occurred on February 19, 2023, and (2) the filing and effectiveness of our restated certificate of incorporation. After giving effect to our sale in this offering of shares of our Class A common stock, at an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated offering expenses, our pro forma as adjusted net tangible book value as of February 19, 2023 would have been approximately $ million, or $ per share. This represents an immediate increase in pro forma net tangible book value of $ per share to our existing stockholders and an immediate dilution of $ per share to investors purchasing Class A common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution on a per share basis to new investors:

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Assumed initial public offering price per share Pro forma net tangible book value per share as of February 19, 2023, before giving effect to this offering $ Increase in pro forma net tangible book value per share attributable to new investors in this offering Pro forma as adjusted net tangible book value per share Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering $ A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the price range reflected on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $ per share and would increase (decrease) the dilution per share to new investors in this offering by $ per share, assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by $ per share and would increase (decrease) the dilution to new investors by $ per share, assuming the assumed initial public offering price, which is the midpoint of the price range set forth on the cover page of this prospectus The following table summarizes, on a pro forma as adjusted basis as of February 19, 2023 after giving effect to the pro forma adjustments described above, the difference between existing stockholders and new investors purchasing shares of Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholders or to be paid by investors purchasing shares in this offering at an assumed offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus

Regulation

We are subject to a wide variety of laws, rules, and regulations enforced by both governments and private organizations. Many of these laws, rules and regulations are constantly evolving. If we are unable to comply with them, we could be subject to civil and criminal liabilities, revocation, or suspension of our licenses or other adverse actions. We may also be required to modify or discontinue some or all of our offerings, and our reputation and our ability to grow our business may be harmed. See Risk Factors for a discussion of our regulatory risks.State Regulation—Brokerage Brokerage businesses are primarily regulated at the state level by agencies individuals or entities, must follow the jurisdiction’s real estate licensing laws and regulations. These laws and regulations generally detail minimum duties, obligations, and standards of conduct, including requirements related to contracts, disclosures, record-keeping, local offices, trust funds, agency representation, advertising, and fair housing. In each of the jurisdictions where our business operates, we have designated a properly licensed broker as the broker of record and, in certain circumstances, we also hold a corporate real estate brokers license. Federal Regulation Brokerage Several federal laws and regulations govern the real estate brokerage business, including federal fair housing laws such as the Fair Housing Act of 1968, or FHA, and the Real Estate Settlement Procedures Act of 1974, or RESPA. The FHA prohibits discrimination in the purchase or sale of homes and applies to real estate brokers and agents, among others. The FHA prohibits expressing any preference or discrimination based on race, religion, sex, handicap, and certain other protected characteristics, and applies broadly to many forms of advertising and communications. RESPA restricts kickbacks or referral fees that real estate settlement service providers such as real estate brokers, title, escrow and closing service providers, may pay or receive in connection with the referral of settlement services. RESPA also requires disclosures regarding certain relationships or financial interests among providers of real estate settlement services. RESPA provides a number of exceptions that allow for payments or splits between service providers, including market-rate compensation for services actually provided. We are also subject to a variety of laws, rules and regulations relating to the provision of title and escrow services, our memberships in trade organizations including the National Association of Realtors, or NAR, state and local associations of REALTORS, and Multiple Listing Services, or MLSs, our collection, use, and disclosure of data collected from our website and mobile users, and the manner and circumstances under which we or third parties may market and advertise our services to consumers. See Risk Factors Risks Related to Our Legal and Regulatory Environment for additional information and a discussion of our regulatory risks.

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MANAGEMENT

Executive Officers and Directors

Brandon Mitchell For a brief biography of Mr. Mitchell, see the section titled —Executive Officers. Vice President Kason Mitchell another founder in the company Director Sade Mitchell -director and she would be assisting with the direction of the company and be apart of the everyday operation Director Nefitier Bowrin- director and she would also be assisting with the direction of the company and be apart of the everyday operation Executive Compensation Philosophy, Objectives, and Design Philosophy. We are focused on our mission to help everyone to find their place in the world. We compete in highly dynamic and quickly changing technology and real estate markets, and believe that in order for us to be successful we must hire and retain talent who can continue to develop our strategy, quickly innovate and develop our platform, build new products and services, increase the number of agents on our platform and their engagement, and constantly enhance our business model. In order to execute on our strategy, over the past several years we have sought to attract and retain an experienced executive team who we believe will enable us to achieve our short-term and long-term strategic objectives, while simultaneously creating sustainable long-term value for our stockholders that facilitate and support our growth. The components and structure of the compensation we offered to our executive officers during this period varied as a result. As we transition to become a publicly-traded company, we have begun to further evaluate and evolve our executive compensation program, including by establishing a compensation committee, retaining compensation consultants, and modifying our executive compensation program. We intend to continue to work to align our overall executive compensation philosophy and program with those of leading U.S. based Publicly traded real estate companies, while retaining a necessary measure of flexibility to address appropriate individual circumstances. Objectives. Our executive compensation program is designed to achieve the following objectives: attract, retain, and motivate talented executive officers whose skills, experience, and performance are critical to achieve our financial and strategic objectives; encourage our executives to reinforce Our Values ensure that our total compensation is fair, reasonable, and competitive. Design. The total compensation package for our executive officers in 2023,consisted primarily of a combination of base salary, annual bonuses, and long-term incentives in the form of service-based and performance-based equity awards. Our executive compensation program has historically been weighted toward equity grants, consisting of RSUs and stock options, as well as cash bonuses. We have used base salaries to compensate executive officers for their day-to-day responsibilities at levels that we feel are necessary to attract and retain executive talent. However, we believe that placing a strong emphasis on equity compensation and bonuses linked to achieving company and individual performance goals aligns with our entrepreneurial spirit and incentivizes our executive officers to maximize stockholder value by pursuing strategic opportunities that advance our mission. As we transition from being a privately-held company to a publicly-traded company, we expect that our need to attract and retain executive talent in competition with other leading publicly-traded technology companies will remain essential to our future success and may become more challenging over time. We intend to regularly evaluate our executive compensation philosophy and program. At a minimum, the compensation committee of our board of directors will review our executive compensation program on an annual basis and will seek to align our overall executive compensation philosophy and program with those of leading U.S. publicly-traded technology companies, while retaining a necessary measure of flexibility to help us achieve our long-term strategic goals and to address appropriate individual circumstances. As a result, the allocations among specific compensation elements may shift for our executive officers from time to time as we continue to assess the appropriate mix to align with our compensation philosophy. We anticipate continuing our emphasis on pay-for-performance and long-term incentive compensation for our executive officers. Compensation Policies and Practice The compensation committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation programs with long-term stockholder interests. The following summarizes our executive compensation and related policies and practices:

We Do We Do Not Do

Maintain an Independent Compensation Committee and Advisors. Following this offering, the compensation committee will be comprised solely of independent directors. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. We Do Not Use Single-Trigger Change in Control Severance Payments or Benefits. We do not provide single-trigger change in control severance payments or benefits to our named executive officers. Annual Executive Compensation Review. Following this offering, our compensation committee will conduct an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. We Do Not Offer Executive Retirement Plans. We do not offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers other than the plans and arrangements that are available to all employees. Our named executive officers are eligible to participate in our 401(k) Plan on the same basis as our other employees.

We Do

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We Do Not Do

Pay for Performance. We emphasize a pay-for-performance philosophy, to align the long-term interests of our executive officers with those of our stockholders. A substantial portion of total compensation for our executive officers is equity-based and is therefore at risk. We also grant performance- based equity to certain of our executives to further align their pay with our performance. No Excise Tax Payments. We do not have any agreements that provide reimbursement or gross-ups for excise taxes on payments or benefits received as a result of a change in control. Succession Planning. Following this offering, we will periodically review the risks associated with our key executive officer positions to ensure adequate succession plans are in place. No Hedging of our Equity Securities. Our insider trading policy to be in effect following this offering will prohibit our employees, including our executive officers, and the members of our board of directors from hedging our equity securities.

Hedging prohibitions. In connection with this offering, our board of directors has adopted an insider trading policy which, among other things, prohibits our employees, including officers or directors, from making short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our Class A common stock, whether such securities are granted as compensation or are held, directly or indirectly, by the employee or director. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

Exchange Act Rule 10b5-1 Plans. Following this offering, our insider trading policy will provide that our executive officers and non-employee directors will be required to transact in our securities pursuant to written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the executive officer or non-employee director when entering into the plan, without further direction from them. Compensation-Setting Process Role of our board of directors and compensation committee. Prior to the establishment of our compensation committee, our board of directors, and members of our management, including our CEO, have been responsible for generally overseeing the activities of our executive compensation program, including making recommendations as to the form and amount of compensation to be paid or awarded to certain of our executive officers, and approving the form and amount of such compensation as well as entering into offer letters with certain of our executive officers. In February 2023, our board of directors established a compensation committee to oversee our executive compensation program. Following this offering, our compensation committee will be responsible for overseeing our executive compensation programs and decisions with appropriate input from our board of directors. During 2023, our board of directors and, following its establishment, our compensation committee, was responsible for reviewing, recommending and approving our overall compensation strategy, cash and incentive compensation, and equity-based grants for our executive officers. Following this offering, our compensation committee will have direct responsibility for individual executive compensation decisions, including evaluating and managing our executive compensation philosophy and programs, will oversee decisions regarding specific equity-based compensation plans, programs, and grants, as well as cash-based compensation plans and agreements for our executive officers and non-employee directors, and periodically review the selection of companies in our peer group for purposes of benchmarking executive officer and non-employee director compensation programs. Our compensation committee will conduct annual reviews and approve (or, make recommendations to our board of directors regarding the adoption and approval of) our cash-based and equity-based incentive compensation plans, programs, and arrangements for our executive officers and non-employee directors. Our compensation committee will also oversee annual reviews of the individual and corporate goals and objectives applicable to the compensation of our executive officers. During 2023, our board of directors, and following its establishment, our compensation committee, considered a combination of the following factors when reviewing and approving executive compensation, as further explained in the discussions of each element of compensation below: individual negotiations with executive officers, particularly in connection with their initial compensation package and changes to compensation packages, including compensation opportunities they had foregone at their prior employers; company and individual performance, as we believe this motivates our executive officers to achieve our financial and strategic objectives and aligns their interests with those of our stockholders; criticality of each executive officer’s role to us; and recommendations of members of management, including our CEO. We expect that in setting executive compensation following this offering, we may review and consider, in addition to the items above, factors such as the achievement of predefined milestones, tax deductibility of compensation, the total compensation that may become payable to executive officers in various hypothetical scenarios, the performance of our Class A common stock on the New York Stock Exchange following this offering, and compensation levels offered to executives employed by companies in our peer group or which we considered to be our competitors for recruiting and retaining executive officers. Welfare and other benefits We provide health, dental, vision, life, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible U.S. employees. Our executive officers may also participate in our broad-based 401(k) plan, which currently does not include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining talented and experienced executive officers. In addition to the employee benefits described above, we have provided certain of our named executive officers with reimbursement of legal expenses and relocation benefits upon hire. We believe that the benefits and perquisites described above are consistent with our overall executive compensation program, enable us to attract and retain talented and experienced executive officers, and provide Tax and Accounting Considerations Deductibility of executive compensation. Deductibility of executive compensation. Section 162(m) of the the Internal Revenue Code of 1986, as amended, or the Code, generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their principal executive officer, principal financial officer, and certain other current and former executive officers. Remuneration in excess of $1 million may only be deducted if it is qualified performance-based compensation within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act of 2017 repealed exceptions to the deductibility limit that were previously available for qualified performance-based compensation, including stock option grants, effective for taxable years after February 19, 2023. As a result, any compensation paid to certain of our executive officers in excess of $1million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on February 19, 2023. The compensation committee has not in past years taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. The compensation committee will continue to monitor the issue of deductibility of executive compensation and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the best interests of us and our stockholders. Taxation of parachute payments and deferred compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company or a successor may forfeit a deduction on the amounts subject to this additional tax. None of our executive officers, including our named executive officers, are entitled to gross-up or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999. Accounting treatment. The compensation committee considers accounting implications when designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, or ASC 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date fair value of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the awards vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards. Risk Assessment of Compensation Programs Our management team and the compensation committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices and policies for all employees, including our named executive officers. Following this offering, the compensation committee independent compensation consultant will perform an assessment, in conjunction with management, of our compensation plans and practices to determine whether our compensation programs create risks that are reasonably likely to have a material adverse effect on the company. 2023 Summary Compensation Table The following table summarizes information regarding the compensation awarded to, earned by, or paid to our named executive officers for 2020.

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Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Brandon Mitchell	2023	$126,350	-	10,000,000		348,650	150,000,000
Kason Mitchell Vice President	2023			100,000	-	7,621,406	$1,500,000

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

In addition to the compensation arrangements discussed in the sections titled Management and Executive Compensation, the following is a description of each transaction since February 19, 2023 and each currently proposed transaction in which: we have been or are to be a participant; the amount involved exceeds or will exceed $120,000; and any of our directors, executive officers, or holders of more than five percent of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest. Indemnification Agreements We have entered into, and plan on entering into, indemnification agreements with each of our directors and executive officers. The indemnification agreements, our restated certificate of incorporation, and our restated bylaws, which will become effective upon the completion of this offering, will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled Executive Compensation—Limitations on Liability and Indemnification Matters. Review, Approval, or Ratification of Transactions with Related Parties Our written related-party transactions policy and the charters of our nominating and corporate governance committee, adopted by our board of directors and in effect upon the completion of this offering, require that any transaction with a related person

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect shortly before the effectiveness of the registration statement of which this prospectus forms a part. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws in connection with the listing of our Class A common stock on the NYSE, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled Description of Capital Stock,you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, amended and restated investors’ rights agreement, and the which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of South Carolina law. Shortly before the effectiveness of the registration statement of which this prospectus forms a part, our authorized capital stock will consist of 10,000,000 shares of capital stock, par value $0.001 per share, of which:

•	10,000,000 shares will be designated as Class A common stock;

•	10,000,000 shares will be designated as Class B common stock;

Our amended and restated certificate of incorporation will include a number of provisions that in certain circumstances and in combination with agreements adopted in connection with our governance structure, provide our Founders effective control over all matters submitted to our stockholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of our Company. These and other provisions in our amended and restated certificate of incorporation discussed in this section could deter takeovers or delay or prevent changes in control of our Company, as well as changes in our Board of Directors or management team.

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Multi-Class Common Stock

Our amended and restated certificate of incorporation will provide for a multi-class common stock structure pursuant to which:

•	Class A common stock will have one (1) vote per share;

•	Class B common stock will have ten (20) votes per share;

Anti-Takeover Provisions

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective shortly before the effectiveness of the registration statement of which this prospectus forms a part, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

PLAN OF DISTRIBUTION

As mention above how plans to expand and research and to develop new projects is what the proceeds from this offering will be used for and distributed.

The Registered Stockholders may sell their shares of Class A common stock covered hereby pursuant to brokerage transactions on the NYSE, or other public exchanges or registered alternative trading venues, at prevailing trading prices at any time after the shares of Class A common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders, except we have engaged financial advisors with respect to certain other matters relating to our listing, as further described below. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of Class A common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of Class A common stock covered by this prospectus.

Class A common stock valuation report, dated as of                        , 2023, which was $ 15 per share of Class A common stock. The Class A common stock valuation report was prepared by an independent third party on our behalf, and no financial advisor participated in the preparation of such report .

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATION

You should read the following in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” “Selected Financial Data” and “Our Business” and our historical financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

We are a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major areas within select growth markets in South Carolina. We also seek to create unique communities via our significant land development expertise, either stand-alone or within master-planned communities developed by third parties.

We were founded in 2023 we build, market and sell homes for independent third-party land owners in prestigious master planned communities. Fee-building represented a capital-efficient method of establishing operations and strengthening relationships with key land owners and developers

We will begin to rapidly deploy capital to acquire land and build homes for our own account on larger infill sites within established communities, where we could leverage the experience of our management team in land planning and development. In an effort to sustain a steep growth trajectory while retaining ownership control and generating attractive risk-adjusted returns for all stakeholders, we have employed a joint venture strategy, in which we contribute a minority share of the capital and receive distributions in excess of our percentage capital interest plus management fees from the joint

Overview And Outlook

In December 2022, there were 21,273 homes for sale in South Carolina, down 2.2% year over year, according to Redfin. The number of newly listed homes was 3,606 and down 28.1% year over year. The average months of supply are 3 months, up 1 year over year.

In December 2022, home prices in South Carolina were up 11.4% compared to last year, selling for a median price of $370,500.

On average, the number of homes sold was down 34.9% year over year and there were 4,967 homes sold in December this year, down from 7,630 homes sold in December last year.

The median days on the market was 63 days, up 10 days year over year.

15.2 of homes in South Carolina sold above the list price.

There were only 21.2% of homes that had price drops.

The sale-to-list price was 97.8%.

If the ratio is above 100%, the home sold for more than the list price.

Bottom line: We're not seeing any major home price decline or crash in the South Carolina housing market just yet. The present supply of homes in South Carolina still favors sellers. In December 2022, the number of properties for sale in the state increased by 2.2% year-over-year. The current number of active listings in South Carolina is 16,358, a rise from 9547 active listings that were added at the same time last in 2021, according to Realtor.com's monthly data.

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The economy of South Carolina was ranked the 25th largest in the United States based on the gross domestic product in 2020. Tourism, centered around Myrtle Beach, Charleston, and Hilton Head Island, is the state's largest industry. According to the South Carolina Department of Employment and Workforce, more than 100,000 jobs are open across South Carolina, while the state’s unemployment rate remains historically low at 3.3%.

Employment: The seasonally adjusted, monthly survey of households estimated the number of South Carolinians working decreased to 2,302,601.

That is a decrease of 5,296 people over the October estimate.

That is an increase of 16,652 people over the November 2021 estimate.

Unemployment: The estimate of unemployed people decreased to 78,153.

That is a decrease of 406 people from October’s estimate and a decrease of 7,014 over the November 2021 estimate.

The state’s seasonally adjusted unemployment rate was unchanged at 3.3 percent from October’s estimate.

Nationally, the unemployment rate was unchanged at 3.7 percent from October’s estimate, according to the Current Population Survey.

Labor force: The state’s estimated labor force (people working plus unemployed people looking for work) decreased to 2,380,754 from October’s level of 2,386,456.

That is a decrease of 5,702 people over the October estimate.

That is an increase of 9,638 individuals over the November 2021 estimate.

In 2023, South Carolina is predicted to remain a top-ranked state and relocation destination. The flood of new inhabitants will increase competition and limit housing availability, making South Carolina real estate even tighter. South Carolina is a fantastic place to live or retire due to its pleasant temperature and low total cost of living. According to a Retirement Living poll, South Carolina is the fourth best state in which to retire. South Carolina boasts a reduced cost of living and several lovely beaches that are warm almost all year.

Results of Operations

Our primary goal is to acquire land or lots in targeted market areas to generate deliveries and beyond. We are currently in the process of acquiring and developing lots and commercial property

Our communities are strategically and will be located in major areas within select South Carolina growth markets. While our primary growth strategy will focus on increasing our market position in these markets, we are exploring expansion opportunities and may consider other markets, through organic growth or acquisitions.

Revenues

Revenues will derived primarily from home deliveries and fee building services provided to independent third-party property owners. Fee building services also include management fees received from our unconsolidated joint ventures. Homes sales revenue is recorded at close of escrow of the homes. Revenue for fee building services is recognized either over a cost-to-cost approach in applying the percentage-of-completion method or in proportion to total efforts expected to be provided net of estimated warranty costs.

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Expenses

Expenses primarily relate to cost of home sales and fee building cost of sales provided to independent third-party property owners. Cost of home sales includes the cost of land, land development, home construction, capitalized interest, indirect costs of construction, estimated warranty costs, real estate taxes and direct overhead costs incurred during development and home construction that benefit the entire project. Cost of fee building includes direct labor, subcontractor costs and other indirect costs. Selling and marketing expense is comprised of direct selling expenses, including internal and external commissions, related selling and marketing expenses, such as advertising and model operations, and sales office costs, and is recorded in the period incurred. General and administrative expenses represent parent and subsidiary overhead expenses, such as salaries, benefits, office expenses, outside professional services and insurance and travel expenses, and are recorded in the period incurred.

Investments in Unconsolidated Joint Ventures

Investments in our unconsolidated joint ventures will be accounted for under the equity method of accounting. Under the equity method, we’ll recognize our proportionate share of earnings and losses generated by the joint venture upon the delivery of lots or homes to third parties. Our ownership interests in our unconsolidated joint ventures vary, but are generally less than or equal to 50%.

Other Income (Expense), Net

Other income (expense), net, consists of miscellaneous fees paid to state regulatory agencies offset partially by interest income and national contract rebates.

The historical financial data presented below is not necessarily indicative of the results to be expected for any future period. Immediately prior to the completion of this offering, we intend to convert into a Delaware corporation. Subsequent to our conversion into a corporation, we will be subject to taxation as a corporation under U.S. Federal and state income tax laws.

Liquidity and Capital Resources

Overview

Our principal uses for capital is for land purchases, land development, home construction, investments in unconsolidated joint ventures, operating expenses and the payment of routine liabilities. We’ll use funds generated by operations and available borrowings to meet our short-term working capital requirements. We’ll remain focused on generating positive margins in our homebuilding operations and acquiring desirable land positions in order to maintain a strong balance sheet and keep us poised for growth.

Cash flows from each of our communities depend on their stage in the development cycle, and can differ substantially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, entitlements and other approvals, and construction of model homes, roads, utilities, general landscaping and other amenities. Because these costs are a component of our real estate inventories and not recognized in our consolidated statement of operations until a home closes, we’ll incur significant cash outlays prior to our recognition of earnings. In the later stages of community development, cash inflows may significantly exceed our earnings reported for financial statement purposes, as the cash outflow associated with home and land construction was previously incurred. From a liquidity standpoint, we are actively acquiring and developing lots in our markets to increase our lot supply and community count. We’ll focus on strategically located sites, which are located along key transportation corridors in major job centers in our submarkets. As demand for new homes improves and we continue to expand our business, we expect that cash outlays for land purchases and land development intended to increase our lot inventory will exceed our cash generated by operations. The opportunity to purchase substantially finished lots in desired locations is becoming increasingly more limited and competitive. As a result, we’ll invest in more capital to acquire and develop lots for our homebuilding activity.

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While our primary growth strategy will focus on increasing our market position in existing markets in South Carolina , We’ll continue to be open to opportunities to expand outside these markets through organic growth or acquisitions. We are exploring opportunities to expand into Georgia Florida Texas New Orleans Mississippi Arizona California Sacramento San Francisco and Las Vegas

We’ll intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from continuing operations, to provide us with the financial flexibility to access capital on the best terms available.

In that regard, we’ll expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes.

We’ll intend to finance future acquisitions and developments with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of common and preferred equity, secured and unsecured corporate level debt, property-level debt and mortgage financing and other public, private or bank debt.

Inflation

Our homebuilding and fee building segments can be adversely impacted by inflation, primarily from higher land, financing, labor, material and construction costs. In addition, inflation can lead to higher mortgage rates, which can significantly affect the affordability of mortgage financing to homebuyers. While we attempt to pass on cost increases to customers through increased prices, when weak housing market conditions exist, we are often unable to offset cost increases with higher selling prices.

Seasonality

Historically, the homebuilding industry experiences seasonal fluctuations in quarterly operating results and capital requirements. We typically experience the highest new home order activity in spring and summer, although this activity is also highly dependent on the number of active selling communities, timing of new community openings and other market factors. Since it typically takes four to six months to construct a new home, we deliver more homes in the second half of the year as spring and summer home orders convert to home deliveries. Because of this seasonality, home starts, construction costs and related cash outflows have historically been highest in the second and third quarters, and the majority of cash receipts from home deliveries occur during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

•	a requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in an initial public offering registration statement;

•	an exemption to provide less than five years of selected financial data in an initial public offering registration statement

•	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies with no pending registration statement; and

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

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We have determined to use the exemption from compliance with new or revised financial accounting standards. As a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of this exemption is irrevocable.

We have elected to adopt certain of the reduced disclosure requirements described above. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means among other things, that the market value of our common stock that is held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Real Estate Inventories and Cost of Sales

Real estate inventories consist of land, land under development, homes under construction, completed homes and model homes and are stated at cost, net of impairment losses. We capitalize direct carrying costs, including interest, property taxes and related development costs to inventories. Field construction supervision and related direct overhead are also included in the capitalized cost of inventories. Direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value. Homebuilding cost of sales is recognized at the same time revenue is recognized and is recorded based upon total estimated costs to be allocated to each home within a community. Any changes to the estimated costs are allocated to the remaining undelivered lots and homes within their respective community. The estimation and allocation of these costs requires a substantial degree of judgment by management.

The estimation process involved in determining relative sales or fair values is inherently uncertain because it involves estimating future sales values of homes before delivery. Additionally, in determining the allocation of costs to a particular land parcel or individual home, we rely on project budgets that are based on a variety of assumptions, including assumptions about construction schedules and future costs to be incurred. It is common that actual results differ from budgeted amounts for various reasons, including construction delays, increases in costs that have not been committed or unforeseen issues encountered during construction that fall outside the scope of existing contracts, or costs that come in less than originally anticipated. While the actual results for a particular construction project are accurately reported over time, a variance between the budget and actual costs could result in the understatement or overstatement of costs and have a related impact on gross margins between reporting periods. To reduce the potential for such variances, we have procedures that have been applied on a consistent basis, including assessing and revising project budgets on a periodic basis, obtaining commitments

If there are indicators of impairment, we’ll perform a detailed budget and cash flow review of our real estate assets to determine whether the estimated remaining undiscounted future cash flows of the community are more or less than the asset’s carrying value. If the undiscounted cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value.

When estimating undiscounted cash flows of a community, we’ll make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other communities, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

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Many assumptions are interdependent, and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time-sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the community, assumptions could have a significant impact on the projected cash flow analysis. For example, if our objective is to preserve operating margins, which could lead to higher margins but lower absorption, our cash flow analysis will be different than if the objective is to increase sales, which could lead to lower margins but higher absorption. These objectives may vary significantly from community to community and over time. If assets are considered impaired, impairment is determined by the amount the asset’s carrying value exceeds its fair value. Fair value is determined based on estimated future cash flows discounted for inherent risks associated with real estate assets. These discounted cash flows are impacted by expected risk based on estimated land development, construction and delivery timelines; market risk of price erosion; uncertainty of development or construction cost increases; and other risks specific to the asset or market conditions where the asset is located when assessment is made.

Historically, strong housing markets have been associated with very favorable affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, falling mortgage rates, increases in renters that qualify as homebuyers, and locally based dynamics such as housing demand relative to housing supply. Many markets across the U.S. are exhibiting most of these positive characteristics. Relative to long-term historical averages, the U.S. economy is creating more jobs than homebuilding permits issued, the inventory of resale and new unsold homes is well below average, and affordability is near its best level in more than 30 years, as measured by the ratio of home ownership costs to household income.

Despite recent momentum, the U.S. housing market has not fully recovered from the 2008 to 2009 recession as consumer confidence remains below average levels, mortgage underwriting standards have tightened, and the number of delinquent homes remains elevated relative to historical averages. Additionally, real estate is a local industry and not all markets exhibit the same trends.

Notice of methodology change: With the January New Residential Construction release on February 16, 2023, the Building Permits survey has changed its target universe from a 2014 basis to an annually updated universe. This change allows for more accurate and quicker coverage when jurisdictions change from not issuing building permits to issuing them. For additional details on this change and the impact

February 16, 2023 - The U.S. Census Bureau and the U.S. Department of Housing and Urban Development jointly announced the following new residential construction statistics for January 2023:

Building Permits

Privately-owned housing units authorized by building permits in January were at a seasonally adjusted annual rate of 1,339,000. This is 0.1 percent above the revised December rate of 1,337,000, but is 27.3 percent below the January 2022 rate of 1,841,000. Single-family authorizations in January were at a rate of 718,000; this is 1.8 percent below the revised December figure of 731,000. Authorizations of units in buildings with five units or more were at a rate of 563,000 in January.

Housing Starts

Privately-owned housing starts in January were at a seasonally adjusted annual rate of 1,309,000. This is 4.5 percent (±15.9 percent)* below the revised December estimate of 1,371,000 and is 21.4 percent (±10.6 percent) below the January 2022 rate of 1,666,000. Single-family housing starts in January were at a rate of 841,000; this is 4.3 percent (±16.4 percent)* below the revised December figure of 879,000. The January rate for units in buildings with five units or more was 457,000.

Housing Completions

Privately-owned housing completions in January were at a seasonally adjusted annual rate of 1,406,000. This is 1.0 percent (±9.8 percent)* above the revised December estimate of 1,392,000 and is 12.8 percent (±13.0 percent)* above the January 2022 rate of 1,247,000. Single-family housing completions in January were at a rate of 1,040,000; this is 4.4 percent (±10.4 percent)* above the revised December rate of 996,000. The January rate for units in buildings with five units or more was 349,000

Legal counsel

We as of right now don’t have any legal counsel but will have some in the future

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Exhibit Index

Exhibit No.	Description
107*	Filing Fee Table

*	Previously Filed

21

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South Carolina, on May 3, 2023.

B.K.S.S Real Estate Corp.

By:	/s/ Brandon Mitchell
Name: Brandon Mitchell
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Brandon Mitchell	Chief Executive Officer	May 3, 2023
Brandon Mitchell

22

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

DIRECTOR’S STATEMENT AND AUDITED FINANCIAL STATEMENTS
FOR THE FINANCIAL PERIOD FROM
21 FEBRUARY 2023 TO 31 MARCH 2023

B.K.S.S. REAL ESTATE CORPORATION

(Incorporation in the Republic of United States)

B.K.S.S. REAL ESTATE CORPORATION

(Incorporation in the Republic of United States)

DIRECTOR’S STATEMENT

The director is pleased to present their statements to the member together with the audited financial statements of B.K.S.S. Real Estate Corporation (the “Company”) for the financial period from 21 February 2023 to 31 March 2023.

1.	Opinion of the director

In the opinion of the director: -

(a)	The financial statements of the Company are drawn up so as to give a true and fair view of the financial position of the Company as at 31 March 2023 and the financial performance, changes in equity and cash flows of the Company for the period from 21 February 2023 to 31 March 2023; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

2.	Director

The director of the Company in office at the date of this statement is:

Brandon Mitchell Cory

3.	Arrangements to enable director to acquire shares or debentures

Neither at the end of nor at any time during the financial period was the Company a party to any arrangement whose objects are, or one of whose objects is, to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of the Company or any other body corporate.

4.	Director’s interests in shares or debentures

The director of the Company who held office at the end of the financial period had no interests in the shares or debentures of the Company and its related corporations.

	Direct interest
	At the beginning of financial period	At the end of financial period
Ordinary shares of the Company
Brandon Mitchell Cory	-	10,000,000

1

B.K.S.S. REAL ESTATE CORPORATION

(Incorporation in the Republic of United States)

DIRECTOR’S STATEMENT (CONT’D)

5.	Share options

There were no options granted during the financial period to subscribe for unissued shares of the Company.

There were no shares issued during the financial period by virtue of the exercise of options to take up unissued share of the Company.

There were no unissued shares of the Company under option at the end of the financial period.

6.	Auditors

KBW Assurance LLP have expressed their willingness to accept re-appointment as auditors.

Board of Director

Brandon Mitchell Cory
Director

Singapore

2

KBW ASSURANCE LLP

Registration no: T17LL0101K

Public Accountants and

Chartered Accountants

INDEPENDENT AUDITORS’ REPORT TO THE MEMBER OF

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of B.K.S.S. Real Estate Corporation (the “Company”), which comprise the statement of financial position of the Company as at 31 March 2023, the statement of profit and loss and other comprehensive income, statement of changes in equity and statement of cash flows of the Company for the financial period from 21 February 2023 to 31 March 2023, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements are properly drawn up in accordance with the Financial Reporting Standards in Singapore (“FRSs”) so as to give a true and fair view of the financial position of the Company as at 31 March 2023 and of the financial performance, changes in equity and cash flows of the Company for the financial period 21 February 2023 to 31 March 2023.

Basis for Opinion

We conducted our audit in accordance with Singapore Standards on Auditing (“SSAs”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the Accounting and Corporate Regulatory Authority (“ACRA”) Code of Professional Conduct and Ethics for Public Accountants and Accounting Entities (“ACRA Code”) together with the ethical requirements that are relevant to our audit of the financial statements in Singapore, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the ACRA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises the Director’s Statement set out on pages 1 to 2.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

3
2 Kallang Avenue, #09-26 CT Hub, Singapore 339407 Website: www.kbw.com.sg

INDEPENDENT AUDITORS’ REPORT TO THE MEMBER OF
B.K.S.S. REAL ESTATE CORPORATION (CONT’D)

(Incorporated in the Republic of United States)

Responsibilities of Management and Director for the Financial Statements

Management is responsible for the preparation of financial statements that give a true and fair view, and for devising and maintaining a system of internal accounting controls sufficient to provide a reasonable assurance that assets are safeguarded against loss from unauthorised use or disposition; and transactions are properly authorised and that they are recorded as necessary to permit the preparation of true and fair financial statements and to maintain accountability of assets.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

The director’s responsibilities include overseeing the Company’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level assurance, but is not a guarantee that an audit conducted in accordance with SSAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with SSAs, we exercise professional judgement and maintain professional scepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

4

INDEPENDENT AUDITORS’ REPORT TO THE MEMBER OF
B.K.S.S. REAL ESTATE CORPORATION (CONT’D)
(Incorporated in Republic of United States)

Auditors’ Responsibilities for the Audit of the Financial Statements (cont’d)

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with the directors regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

KBW ASSURANCE LLP

Public Accountants and

Chartered Accountants

Singapore,

[DATE]

Partner-in-charge: Khoo Boon Wah

5

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

	Note	21.02.2023 to 31.03.2023
		US$
Other income		-

Operating expenses		(2,421)

Loss before income tax	4	(2,421)

Income tax expense	5	-

Loss for the financial period, representing total comprehensive loss for the financial period		(2,421)

The accompanying notes form an integral part of these financial statements.

6

B.K.S.S. REAL ESTATE CORPORATION

(Incorporation in the Republic of United States)

STATEMENT OF FINANCIAL POSITION

AS AT 31 MARCH 2023

	Note	31.03.2023
		US$
ASSETS
Current assets
Prepayment	6	99
Amount due from director	7	149,998,610
Total current assets		149,998,709

Total assets		149,998,709

EQUITY AND LIABILITY

Equity and reserves
Share capital	8	150,000,000
Accumulated loss		(2,421)
		149,997,579

Current Liability
Accrual	9	1,130
Total current liability		1,130

Total liability		1,130

Total equity and liability		149,998,709

The accompanying notes form an integral part of these financial statements.

7

B.K.S.S. REAL ESTATE CORPORATION

(Incorporation in the Republic of United States)

STATEMENT OF CHANGES IN EQUITY

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

	Note	Share Capital	Accumulated Loss	Total
		S$	S$	S$
At 21 February 2023		150,000,000	-	150,000,000

Loss for the financial period, representing total comprehensive loss for the period		-	(2,421)	(2,421)

At 31 March 2023	8	150,000,000	(2,421)	149,997,579

The accompanying notes form an integral part of these financial statements.

8

B.K.S.S. REAL ESTATE CORPORATION

(Incorporation in the Republic of United States)

STATEMENT OF CASH FLOWS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

	Note	21.02.2023 to 31.03.2023
		US$
CASH FLOWS FROM OPERATING ACTIVITY
Loss before working capital changes		(2,421)
Changes in working capital:
Increase in prepayment		(99)
Increase in accrual		1,130
Net cash used in operating activity		(1,390)

CASH FLOWS FROM INVESTING ACTIVITY
Increase in amount due from director		(149,998,610)
Net cash used in investing activity		(149,998,610)

CASH FLOWS FROM FINANCING ACTIVITY
Issuance of share capital		150,000,000
Net cash generated from financing activity		150,000,000

Net (decrease)/increase in cash and cash equivalents		-
Cash and cash equivalents at the beginning of the financial period		-
Cash and cash equivalents at the end of financial period		-

The accompanying notes form an integral part of these financial statements.

9

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

These notes form an integral part of and should be read in conjunction with the accompanying financial statements.

1.	CORPORATE INFORMATION

B.K.S.S. Real Estate Corporation (the “Company”) is a limited liability company incorporated and domiciled in the United States with its registered office at 1072 Burntwood Dr St Stephens South Carolina 29479.

The principal activities of the Company are land development and property management.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of preparation

The financial statements have been prepared on the historical cost basis except as disclosed in the accounting policies below.

The financial statements are presented in United States dollar (“US$”), which is the Company’s functional currency.

(b)	Adoption of new and amended standards and interpretations

The accounting policies adopted are consistent with those of the previous financial period except in the current financial period, the Company has adopted all the new and amended standards which are relevant to the Company and are effective for annual financial periods beginning on or after 21 February 2023. The adoption of these standards did not have any material effect on the financial statements.

10

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(c)	Standards issued but not yet effective

The Company has not adopted the following standards applicable to the Company that have been issued but not yet effective:

Description	Effective for annual periods beginning on or after
Amendments to FRS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non-current	1 January 2023
Amendments to FRS 1 Presentation of Financial Statements and FRS Practice Statement 2: Disclosure of Accounting Policies	1 January 2023
Amendments to FRS 8 Accounting Policies, Changes in Accounting Estimates and Errors: Definition of Accounting Estimates	1 January 2023
Amendments to FRS 12 Income Taxes: Deferred Tax related to Assets and Liabilities arising from a Single Transaction	1 January 2023
Amendments to FRS 116 Leases: Lease Liability in a Sale and Leaseback	1 January 2024
Amendments to FRS 1 Presentation of Financial Statements: NonCurrent Liabilities with Covenants	1 January 2024
Amendments to FRS 110 Consolidated Financial Statements and FRS 28 Investments in Associates and Joint Ventures: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	Date to be determined

The directors expect that the adoption of the standards above will have no material impact on the financial statements in the period of initial application.

(d)	Foreign currency transactions and balances

Transactions in foreign currencies are measured in the functional currency of the Company and are recorded on initial recognition in the functional currency at exchange rates approximating those ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was measured.

Exchange differences arising on the settlement of monetary items or on translating monetary items at the reporting period are recognised in profit or loss.

11

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(e)	Financial instruments

(i)	Financial assets

Initial recognition and measurement

Financial assets are recognised when, and only when the entity becomes party to the contractual provisions of the instruments.

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Trade receivables are measured at the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third party, if the trade receivables do not contain a significant financing component at initial recognition.

Subsequent measurement

Investments in debt instruments

Subsequent measurement of debt instruments depends on the Company’s business model for managing the asset and the contractual cash flow characteristics of the asset. The three measurement categories for classification of debt instruments are amortised cost, fair value through other comprehensive income (FVOCI) and FVPL. The Company only has debt instruments at amortised cost.

Financial assets that are held for the collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. Financial assets are measured at amortised cost using the effective interest method, less impairment. Gains and losses are recognised in profit or loss when the assets are derecognised or impaired, and through the amortisation process.

De-recognition

A financial asset is derecognised when the contractual right to receive cash flows from the asset has expired. On de-recognition of a financial asset in its entirety, the difference between the carrying amount and the sum of the consideration received and any cumulative gain or loss that has been recognised in other comprehensive income is recognised in profit or loss.

12

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(e)	Financial instruments (cont’d)

(ii)	Financial liabilities

Initial recognition and measurement

Financial liabilities are recognised when, and only when, the Company becomes a party to the contractual provisions of the financial instrument. The Company determines the classification of its financial liabilities at initial recognition.

All financial liabilities are recognised initially at fair value plus in the case of financial liabilities not at FVPL, directly attributable transaction costs.

Subsequent measurement

After initial recognition, financial liabilities that are not carried at FVPL are subsequently measured at amortised cost using the effective interest method. Gains and losses are recognised in profit or loss when the liabilities are derecognised, and through the amortisation process.

De-recognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. On derecognition, the difference between the carrying amounts and the consideration paid is recognised in profit or loss.

(f)	Impairment of financial assets

The Company recognises an allowance for expected credit losses (“ECL”) for all debt instruments not held at FVPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at a approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognise in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is recognised for credit losses expected over the remaining life of the exposure, irrespective of timing of the default (a lifetime ECL).

13

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(f)	Impairment of financial assets (cont’d)

For trade receivables, the Company applies a simplified approach in calculating ECLs. Therefore, the Company does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward looking factors specific to the debtors and the economic environment which could affect debtors’ ability to pay.

The Company considers a financial asset in default when contractual payments are 365 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

(g)	Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the amount of the obligation can be estimated reliably.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of economic resources will be required to settle the obligation, the provision is reversed. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

(h)	Taxes

(i)	Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authority. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.

Current income taxes are recognised in profit or loss except to the extent that the tax relates to items recognised outside profit or loss, either in other comprehensive income or directly in equity. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

14

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(h)	Taxes (cont’d)

(ii)	Deferred tax

Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax assets are recognised for all deductible temporary differences, the carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(i)	Share capital

Proceeds from issuance of ordinary shares are recognised as share capital in equity. Incremental costs directly attributable to the issuance of ordinary shares are deducted against share capital.

3.	SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES

The preparation of the Company’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the end of each reporting period. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in the future periods.

(i)	Judgments made in applying accounting policies

In the process of applying the accounting policies, management is of the opinion that there is no judgement which has significant effects on the amounts recognized in the financial statements.

(ii)	Key sources of estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the end of the reporting period. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur.

15

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

4.	LOSS BEFORE INCOME TAX

In addition to those expenses disclosed elsewhere in the financial statements, loss before income tax is arrived at after charging the following:

21.02.2023 to 31.03.2023
US$
Professional fee	795

5.	INCOME TAX EXPENSE

The tax expenses on loss before income tax differs from the amount that would arise using the Singapore standard rate of income tax as follows:

21.02.2023
to
31.03.2023
US$
Loss before income tax	(2,421)

Tax calculated at a tax rate of 17%	(412)
Effect of:
- Expenses not deductible	412
-

Deferred income tax assets are recognized for tax losses and capital allowances carried forward to the extent that realization of the related tax benefits through future taxable profits is probable.

6.	PREPAYMENT

31.03.2023
US$
Prepayment	99

Prepayment is denominated in United States dollar.

7.	AMOUNT DUE FROM DIRECTOR

Amount due from director is non-trade, unsecured, interest free, recoverable on demand and is denominated in United States dollar

16

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

8.	SHARE CAPITAL

2023
US$
Issued and fully paid
10,000,000 ordinary shares	150,000,000

The holder of ordinary shares is entitled to receive dividends as and when declared by the Company. All ordinary shares carry one vote per share without restrictions.

9.	ACCRUAL

31.03.2023
US$
Accrual	1,130

Accrual is denominated in Singapore dollar.

10.	FINANCIAL RISK MANAGEMENT

The Company’s activities expose it to a variety of financial risks from its operation. The key financial risks include credit risk, liquidity risk and market risk (including foreign currency risk and interest rate risk).

The Board of Directors review and agree policies and procedures for the management of these risks, which are executed by the management team. It is, and has been throughout the current and previous financial period, the Company’s policy that no trading in derivatives for speculative purposes shall be undertaken.

The following sections provide details regarding the Company’s exposure to the abovementioned financial risks and the objectives, policies and processes for the management of these risks.

There has been no change to the Company’s exposure to these financial risks or the manner in which it manages and measures the risks.

(a)	Credit risk

Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in a loss to the Company. The Company’s exposure to credit risk arises primarily from other receivables and amount due from director. For other financial assets (including cash and cash equivalents), the Company minimizes credit risk by dealing exclusively with high credit rating counterparties.

The Company has adopted a policy of only dealing with creditworthy counterparties. The Company performs ongoing credit evaluation of its counterparties’ financial condition and generally do not require a collateral.

17

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

10.	FINANCIAL RISK MANAGEMENT (CONT’D)

(a)	Credit risk (cont’d)

The Company considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 365 days, default of interest due for more than 120 days or there is significant difficulty of the counterparty.

To minimise credit risk, the Company has developed and maintained the Company’s credit risk gradings to categorise exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors. The Company considers available reasonable and supportive forward-looking information which includes the following indicators:

-	Internal credit rating
-	External credit rating
-	Actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the debtor’s ability to meet its obligations
-	Actual or expected significant changes in the operating results of the debtor
-	Significant increases in credit risk on other financial instruments of the same debtor
-	Significant changes in the expected performance and behaviour of the debtor, including changes in the payment status of debtors in the group and changes in the operating results of the debtor.

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 120 days past due in making contractual payment.

The Company’s current credit risk grading framework comprises the following categories:

Category	Definition of category	Basis for recognising ECL
I	Counterparty has a low risk of default and does not have any past due amounts	12-month ECL
II	Amount is > 120 days past due or there has been a significant increase in credit risk since initial recognition	Lifetime ECL - not credit impaired
III	Amount is > 365 days past due or there is evidence indicating the assets is credit impaired (in default)	Lifetime ECL - credit impaired
IV	There is evidence indicating that the debtor is in severe financial difficulty and the debtor has no realistic prospect of recovery	Amount is written off

18

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

10.	FINANCIAL RISK MANAGEMENT (CONT’D)

(a)	Credit risk (cont’d)

The table below details the credit quality of the Company’s financial assets, as well as maximum exposure to credit risk by credit risk rating categories:

			12 - months	Gross		Net
			or lifetime	carrying	Loss	carrying
	Note	Category	ECL	amount	allowances	amount
				US$	US$	US$
31 March 2023

Amount due from director	7	I	12-months	149,998,610	-	149,998,610

Excessive risk concentration

Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographical region, or have economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the Company’s performance to developments affecting a particular industry.

Exposure to credit risk

The Company has no concentration of credit risk. The Company has credit policies and procedures in place to minimise and mitigate its credit risk exposure.

Amount due from director

The Company assessed the latest performance and financial position of the counterparties, adjusted for the future outlook of the industry in which the counterparties operate in, and concluded that there has been no significant increase in the credit risk since the initial recognition of the financial assets. Accordingly, the Company measured the impairment loss allowance using 12-month ECL and determined that the ECL is insignificant.

(b)	Liquidity risk

Liquidity risk refers to the risk that the Company will encounter difficulties in meeting its short-term obligations due to shortage of funds. The Company’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. It is managed by matching the payment and receipt cycles. The Company’s objective is to maintain a balance between continuity of funding and flexibility through the use of standby credit facilities. The Company finances its working capital requirements through a combination of funds generated from operations and bank borrowings. The director is satisfied that funds are available to finance the operations of the Company.

19

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

10.	FINANCIAL RISK MANAGEMENT (CONT’D)

(b)	Liquidity risk (cont’d)

Analysis of financial instruments by remaining contractual maturities

The table below summarises the maturity profile of the Company’s financial assets and liabilities at the reporting date based on contractual undiscounted repayment obligations.

		2023
	Carrying amount	Contractual cash flows	One period or less
	US$	US$	US$
Financial assets
Amount due from director	149,998,610	149,998,610	149,998,610
Total undiscounted financial assets	149,998,610	149,998,610	149,998,610

Financial liabilities
Accrual	1,130	1,130	1,130
Total undiscounted financial liabilities	1,130	1,130	1,130

Total net undiscounted financial assets	149,997,480	149,997,480	149,997,480

(c)	Market risk

Market risk is the risk that changes in market prices, such as interest rates and foreign exchange rates will affect the Company’s income. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return on risk.

(i)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Company’s financial instruments will fluctuate because of changes in market interest rates. The Company’s exposure to interest rate risk arises primarily from cash and cash equivalents.

The Company does not expect any significant effect on the Company’s profit or loss arising from the effects of reasonably possible changes to interest rates on interest bearing financial instruments at the end of the financial period.

20

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

10.	FINANCIAL RISK MANAGEMENT (CONT’D)

(c)	Market risk (cont’d)

(ii)	Foreign currency risk

The Company’s foreign exchange risk results mainly from cash flows from transactions denominated in foreign currencies. At present, the Company does not have any formal policy for hedging against currency risk. The Company ensures that the net exposure is kept to an acceptable level by buying or selling foreign currencies at spot rates, where necessary, to address short term imbalances.

The Company has transactional currency exposures arising from sales or purchases that are denominated in a currency other than the functional currency of the Company, primarily Singapore dollar (“SGD”).

The Company’s currency exposures to the SGD at the reporting date were as follows:

31.03.2023
Denominated in SGD	US$
Financial liabilities
Accrual	1,130

Net currency exposures	1,130

A 10% strengthening of United States dollar against the foreign currency denominated balances as at the reporting date would decrease profit or loss by the amounts shown below. This analysis assumes that all other variables remain constant.

Profit or loss 2023
US$
Singapore dollar	(113)

A 10% weakening of United States dollar against the above currency would have had equal but opposite effect on the above currencies to the amounts shown above, on the basis that all other variables remain constant.

21

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

11.	FAIR VALUES

(a)	Assets and liabilities measured at fair value

There are no assets and liabilities measured at fair value.

(b)	Assets and liabilities not measured at fair value

Accrual and Amounts due from director

The carrying amounts of these balances approximate their fair values due to the short-term nature of these balances.

12.	FINANCIAL INSTRUMENTS BY CATEGORY

At the reporting date, the aggregate carrying amounts of financial assets measured at amortised cost and financial liabilities at amortised cost were as follows:

31.03.2023
US$
Financial assets measured at amortised cost
Amount due from director	149,998,610
Total financial assets measured at amortised cost	149,998,610

Financial liabilities measured at amortised cost
Accrual	1,130
Total financial liabilities measured at amortised cost	1,130

13.	CAPITAL MANAGEMENT

The primary objective of the Company’s capital management is to ensure that it maintains heathy capital ratios and net current asset position in order to support its business and maximise shareholder value. The capital structure of the Company comprises issued share capital and retained earnings.

The Company manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Company is not subject to any externally imposed capital requirements. No changes were made in the objectives, policies or processes during the financial period from 21 February 2023 to 31 March 2023.

22

B.K.S.S. REAL ESTATE CORPORATION

(Incorporated in the Republic of United States)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE FINANCIAL PERIOD FROM 21 FEBRUARY 2023 TO 31 MARCH 2023

13.	CAPITAL MANAGEMENT (CONT’D)

The Company monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including trade and other payables as shown in the statement of financial position) less cash and cash equivalents. Total capital is calculated as total equity, as shown in the statement of financial position, plus net debts.

No specific gearing ratio has been determined by the management with the overall objective to keep the ratio as low as possible and such policy has not been changed since the previous financial period.

The gearing ratios at 31 March 2023 are as follows:

31.03.2023
US$
Total borrowings	1,130
Less: Cash and cash equivalents	-
Net debt	1,130
Total equity	(149,997,579)
Total capital	(149,996,449)

Gearing ratio	N.M

N.M: Not meaningful

14.	EVENTS OCCURRING AFTER THE REPORTING PERIOD

As a result of the spread of the COVID-19, economic uncertainties have arisen. Given the dynamic nature of the circumstances and uncertainty around the duration, the related impact on the Company’s financial statements could not be reasonably estimated at this stage. Notwithstanding this, management has assessed that the Company is still able to maintain sufficient liquidity to enable the Company to continue as a going concern for at least the next 12 months from the end of the reporting period. The related impacts, if any, will be reflected in the Company’s next financial statements.

15.	AUTHORISATION OF FINANCIAL STATEMENTS FOR ISSUE

The financial statements for the financial period from 21 February 2023 to 31 March 2023 were authorised for issue in accordance with a resolution of the Board of Director of the Company on

23